As filed with the Securities and Exchange Commission on July 15, 1998.

                                              Registration Statement 333-_______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                 --------------

                              TEARDROP GOLF COMPANY
             (Exact name of registrant as specified in its charter)

         Delaware                                           57-1056600
---------------------------------                       -------------------
(State or other jurisdiction                             (I.R.S. Employer
of incorporation or organization)                       Identification No.)

1080 Lousons Road, Union, New Jersey                          07083
----------------------------------------                      -----
(Address of principal executive offices)                    (Zip Code)

                             1996 Stock Option Plan
      Stock options granted to certain officers, consultants and advisors
      -------------------------------------------------------------------
                            (Full title of the plan)

                               Mr. Rudy A. Slucker
                 Chairman, President and Chief Executive Officer
                                1080 Lousons Road
                             Union, New Jersey 07083
                     (Name and address of agent for service)

                                 (908) 688-4445
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                             Jeffrey A. Baumel, Esq.
                 Gibbons, Del Deo, Dolan, Griffinger & Vecchione
                              One Riverfront Plaza
                          Newark, New Jersey 07102-5497
                                 (973) 596-4500

                         Calculation of Registration Fee
--------------------------------------------------------------------------------
                                           Proposed     Proposed
                                            Maximum      Maximum
    Title of Each Class     Amount         Offering     Aggregate    Amount of
       of Securities         To Be           Price       Offering   Registration
     to be Registered    Registered(1)    Per Share(2)   Price(2)      Fee(2)
--------------------------------------------------------------------------------
  Common Stock, $.01
  par value per share     1,248,300(3)     $10.00      $12,483,000     $3,683
--------------------------------------------------------------------------------

      (1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers additional shares of Common Stock pursuant to the anti-dilution provisions of the Plan.

      (2) Estimated in accordance with Rule 457(c) solely for the purposes of calculating the registration fee, based on the average high and low prices per share of the Registrant's Common Stock as reported on The Nasdaq SmallCap Market System on July 9, 1998.

      (3) Includes (i) 450,000 shares subject to issuance upon the exercise of stock options granted or to be granted under the 1996 Stock Option Plan, (ii) 500,000 shares subject to issuance upon the exercise of stock options granted to an officer of the Company and (iii) 298,300 shares subject to issuance upon the exercise of stock options granted to certain advisors to the company.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

      The following documents previously filed by TearDrop Golf Company (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

      (1) The Company's Annual Report on Form 10-KSB (File No. 000-29014) filed April 7, 1998 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Post-effective Amendment No. 2 to Registration Statement on Form SB-2 (File No. 333-14647) filed April 20, 1998 under the Securities Act of 1933, as amended (the "Securities Act"), and Quarterly Report on Form 10-QSB (File No. 000-29014) filed May 15, 1998 under the Exchange Act;

      (2) The description of the Company's common stock, $.01 par value per share (the "Common Stock"), contained in the foregoing Registration Statement; and

      (3) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement.

Item 4. Description of Securities.

      Not applicable.

Item 5. Interests of Named Experts and Counsel.

      Not applicable.

Item 6. Indemnification of Directors and Officers.

      Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

      Section 102(b) of the Delaware General Corporation Law permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its stockholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the Delaware General Corporation Law; or
(iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its stockholders to obtain injunctive relief, specific performance or other equitable relief against directors.

      Article Seven of the Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except that a director shall not be relieved from liability: (a) for any breach of the director's duty of loyalty to the Company or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the General Corporation Law of Delaware; or (d) for any transaction from which the director derived an improper personal benefit.

Item 7. Exemption from Registration Claimed.

      Not applicable.

Item 8. Exhibits.

Exhibit No.                                  Description
-----------                                  -----------

4.1                             1996 Stock Option Plan, as amended

4.2 The Company's Certificate of Incorporation, in effect as of the date of this Registration Statement (incorporated by reference to Exhibit
                                3.1 to the Company's Registration Statement on Form SB-2 (File No. 333-14647), filed October 23, 1996).

4.3 By-Laws of the Company (incorporated by reference to Exhibit 3.4 to the Company's Registration Statement on Form SB-2 (File No. 333-14647), filed October 23, 1996).

4.4                             Form of Stock Option Agreement for Advisors.

4.5                             Stock Option Agreement between the Company and
                                Rudy A. Slucker

5.1                             Opinion of Gibbons, Del Deo, Dolan, Griffinger &
                                Vecchione.

23.1                            Consent of Ernst & Young LLP

23.2                            Consent of Rothstein, Kass & Company, P.C.

23.3                            Consent of PricewaterhouseCoopers LLP

23.4 Consent of Gibbons, Del Deo, Dolan, Griffinger & Vecchione (included in Exhibit 5.1)

Item 9. Undertakings.

      The Company hereby undertakes to:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Union, State of New Jersey, on this 15th day of July, 1998.

                           TEARDROP GOLF COMPANY


                           By: /s/ Rudy A. Slucker
                              -------------------------------
                              Rudy A. Slucker
                              Chairman, President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                  Title                           Date


/s/ Rudy A. Slucker        Chairman, President and         July 15, 1998
------------------------   Chief Executive Officer
Rudy A. Slucker            (Principal Executive Officer)


/s/ Joseph Cioni           Vice President of Finance       July 15, 1998
------------------------   and Chief Financial
Joseph Cioni               Officer (Principal Financial
                           and Accounting Officer)

/s/ Fred K. Hochman
------------------------   Director                        July 15, 1998
Fred K. Hochman


/s/ Leslie E. Goodman
------------------------   Director                        July 15, 1998
Leslie E. Goodman


/s/ Bruce H. Nagel, Esq.
------------------------   Director                        July 15, 1998
Bruce H. Nagel, Esq.


/s/ Jeffrey Baker
------------------------   Director                        July 15, 1998
Jeffrey Baker


/s/ John Raos
------------------------   Director                        July 15, 1998
John Raos

                                  EXHIBIT INDEX

No.                 Description                          Method of Filing

4.1         1996 Stock Option Plan, as             Filed with this Registration
            Amended                                Statement

4.2         Certificate of Incorporation           Filed by reference to
                                                   Exhibit 3.1 to the
                                                   Company's Registration
                                                   Statement on Form SB-2
                                                   (File No. 333-14647) filed
                                                   October 23, 1996

4.3         By-Laws                                Filed by reference to
                                                   Exhibit 3.4 to the
                                                   Company's Registration
                                                   Statement on Form SB-2
                                                   (File No. 333-14647) filed
                                                   October 23, 1996

4.4         Form of Stock Option                   Filed with this Registration
            Agreement for Advisors                 Statement

4.5         Stock Option Agreement between         Filed with this Registration
            the Company and Rudy A. Slucker        Statement

5.1         Opinion of Gibbons, Del                Filed with this Registration
            Deo, Dolan, Griffinger &               Statement
            Vecchione

23.1        Consent of Ernst & Young LLP           Filed with this Registration
                                                   Statement

23.2        Consent of Rothstein, Kass             Filed with this Registration
            & Company, P.C.                        Statement

23.3        Consent of                             Filed with this Registration
            PricewaterhouseCoopers LLP             Statement

23.4        Consent of Gibbons, Del                Included in Exhibit 5.1
            Deo, Dolan, Griffinger &
            Vecchione